Exhibit 4.1
GAYLORD ENTERTAINMENT COMPANY
and
COMPUTERSHARE TRUST COMPANY, N.A.
AMENDMENT No. 1
to
AMENDED AND RESTATED
RIGHTS AGREEMENT
     This Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of August 12, 2011 (the “Amendment”), is between Gaylord Entertainment Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of March 9, 2009 (the “Rights Agreement”);
     WHEREAS, the Rights Agreement, under its current terms, will expire at the Close of Business on August 12, 2011;
     WHEREAS, the Company may amend the Rights Agreement in accordance with the terms of Section 27 of the Rights Agreement; and
     WHEREAS, the Board of Directors of the Company determined on August 11, 2011, that it was in the best interests of the Company and its stockholders to extend the Final Expiration Date for a period of one (1) year to August 12, 2012 in accordance with the terms set forth in this Amendment;
     NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:
1. Amendments.
     1.1     Section 1(q)(viii)(C) of the Rights Agreement is amended to replace the reference to “August 12, 2011” with “August 12, 2012”.
     1.2     Clause (i) of Section 7(a) of the Rights Agreement is amended to replace each reference in such clause to “August 12, 2011” with “August 12, 2012”.
     1.3     All references to “August 12, 2011” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Shares of Preferred Stock of Gaylord Entertainment Company) to the Rights Agreement are amended to replace each such reference with “August 12, 2012”.
     2.     Capitalized Terms. Capitalized terms not otherwise defined herein will have the meanings given such terms in the Rights Agreement.

     3.     Benefits. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).
     4.     Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     5.     Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     6.     Governing Law. This Amendment, the Rights Agreement and each Right Certificate issued thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     7.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
     8.     Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Its:	EVP & General Counsel

COMPUTER SHARE TRUST COMPANY, N.A.
By:	/s/ Charles V. Rossi
Name:	Charles V. Rossi
Its:	President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO RIGHTS AGREEMENT]